EXHIBIT 19.1

FLAG SHIP ACQUISITION CORPORATION

INSIDER TRADING POLICY

Flag Ship Acquisition Corporation (the “Company”) has adopted the following policy and procedures for securities trading by the Company and the Company’s directors, employees and other individuals (our “Insider Trading Policy”). Our Insider Trading Policy is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand, and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy, and we have appointed the Company’s Chief Financial Officer as the Compliance Officer (with their designees, the “Compliance Officer”) to administer the policy and to be available to answer your questions.

PART I. OVERVIEW

A.	Who Must Comply?

This Insider Trading Policy applies to all of our employees and members of our Board of Directors, including anyone employed by or acting as a director of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (defined below) because they have access to material nonpublic information about the Company. In addition, all of our directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and other designated employees must comply with the Trading Procedures included in Part II of this Insider Trading Policy (the “Trading Procedures”); we will refer to these individuals in this policy as “Insiders.” The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are considered to be an Insider who is required to comply with the Trading Procedures.

This Insider Trading Policy and, for Insiders, the Trading Procedures also apply to the following persons (“Affiliated Persons”):

●	your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.).);

●	all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

●	all persons who execute trades on your behalf; and

●	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws, including the establishment of internal information barriers to ensure that any material nonpublic information concerning the Company of which you may become in possession is not shared with the persons at such entity making investment decisions with respect to securities issued by the Company; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

Transactions in the Company’s securities by the Company are generally subject to approval by the Company’s Board of Directors and compliance with applicable securities laws.

B.	What is Prohibited by this Insider Trading Policy?

You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

Prohibition on Trading in Company Securities

When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account of for the account of another) in the Company’s securities, which include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this policy that comply with Rule 10b5-1 under the Exchange Act.

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures. The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

Prohibition on Trading in Securities of Other Companies

This policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.

Duration of Trading Prohibitions

These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.

Restricted Trading Periods

From time to time, in connection with an announcement of material information about the Company or when significant developments or announcements are anticipated, we may impose a temporary prohibition on trading in our securities that applies to specified groups of employees or, in rare instances, all persons covered by this policy. In such event, you will be notified by e-mail and/or other means of the imposition and expected duration of the trading prohibition. During that period, no person covered by such a notice may trade in our securities (subject to the limited exceptions set forth in this policy).

C.	What is Material nonpublic Information?

This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

“Material” Information

Information about us or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information that would preclude you from trading in securities of other companies.

In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

●	projections of future earnings or losses, or other earnings guidance;

●	financial results;

●	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

●	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

●	changes in senior management or our Board of Directors;

●	significant actual or threatened litigation or governmental investigations or major developments in such matters;

●	Intellectual property and other proprietary information;

●	cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;

●	significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

●	changes in dividend policy, declarations of stock splits, or securities offerings or other financings;

●	potential defaults under our credit agreements or indentures, or the existence of material liquidity deficiencies; and

●	bankruptcies or receiverships.

By including the list above, we do not mean to imply that each of these items above is always material. Rather, the information and events on the list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. No “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, we cannot create an exclusive list of events and information that have a higher likelihood of being considered material.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release, publishing the information on our website or via social media if such posting is a regular way we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of two full days of trading (each a “Trading Day”) following the Company’s public release of the information. For such purposes, a full day of trading means an entire calendar day in which a session of regular trading hours on the NYSE or Nasdaq between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules) has occurred.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

D.	What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the U.S. Securities and Exchange Commission (the “SEC”) and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

●	forfeiting any profit gained or loss avoided by the trading;

●	payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

●	payment of criminal penalties of up to $5,000,000;

●	payment of civil penalties of up to three times the profit made or loss avoided; and

●	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of fines starting from more than $2 million up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in our own discretion and on the basis of the information available to us, whether this Insider Trading Policy has been violated. We may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.	How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the Compliance Officer.

PART II. TRADING PROCEDURES

A.	Black-Out Period and Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all officers and directors, members of the immediate family or household of any such person and others who are subject to this Policy refrain from conducting any transactions involving the purchase or sale of the Company’s securities, other than during the period in any fiscal quarter commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the twenty-fifth day of the third month of the fiscal quarter (the “Trading Window”). If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure. The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is generally the first ten Trading Days of the Trading Window. It is the Company’s policy that the period when the Trading Window is “closed” is a particularly sensitive periods of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because officers, directors and certain other employees, as any quarter progresses, are increasingly likely to possess Material Nonpublic Information about the expected financial results for the quarter. The purpose of the Trading Window is to avoid any unlawful or improper transactions or even the appearance of any such transactions.

It should be noted that even during the Trading Window any person possessing Material Nonpublic Information concerning the Company shall not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days. The Company has adopted the policy of delaying trading for “at least two Trading Days” because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s stock. Public disclosure may occur through a widely disseminated press release or through filings, such as Forms 10-Q and 8-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, generally two Trading Days is a sufficient period of time.

B.	Special Trading Restrictions Applicable to Insiders

In addition to needing to comply with the restrictions on trading in our securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1.	Special Closed Trading Periods

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would temporally be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also apply a Special Closed Window to Insiders or a subset of them to the trading in the securities of certain other companies, as deemed appropriate or advisable, including certain of the Company’s peers or competitors. The existence of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

2.	Prohibited Transactions

The following transactions are prohibited unless authorized by the Audit Committee of the Board of Directors:

●	No Short Sales. You many not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).

●	No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time.

●	No Company Securities Subject to Margin Calls. You may not use the Company’s securities as collateral in a margin account.

●	No Pledges. You may not pledge Company securities as collateral for a loan (or modify an existing pledge).

3.	Gifts and Other Distributions in Kind.

No Insider may donate or make any other transfer of Company securities in kind without consideration during a period when the Insider is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts or others, this obligation applies to distributions by limited partnerships that are subject to this Insider Trading Policy to their limited partners.

4.	No Trading During Retirement Plan Blackout Periods.

If we adopt a policy to allow ownership of Company stock in our 401(k) or other retirement plan, then no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of our controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer.

C.	Pre-Clearance Procedures

No Insider may trade in our securities (including any purchases, sales, gifts, donations or charitable contributions), even during an open trading window, unless the trade has been approved by the Compliance Officer under the procedures described below. In reviewing trading requests, the Compliance Officer may consult with our other officers and/or outside legal counsel and will receive approval for his own trades from the Chief Executive Officer.

1.	Procedures. No Insider may trade in our securities unless and until:

●	The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

●	The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material nonpublic information concerning the Company;

●	If the Insider is an executive officer or director, the Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

●	The Compliance Officer has approved the trade(s) and has certified such approval in writing (which may be by email).

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

2.	Additional Information.

Insiders shall provide to the Compliance Officer any documentation reasonably requested by the officer in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3.	Notification of Brokers of Insider Status

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform all broker-dealers that may trade in our stock on the Insider’s or an Affiliated Person’s behalf of their status as a Section 16 officer and affiliate of the Company, the requirement that the broker confirm that any trade by the Insider has been approved by the Company pursuant to these pre-clearance procedures before making any trade, and arrange for the broker to provide transaction information to the Insider and/or Compliance Officer on the day of any executed transaction.

4.	No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at their sole discretion.

From time to time, an event may occur that is material to the Company and is known by only by a limited number of directors and employees. Insiders may not trade in our securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material nonpublic development – even if that particular Insider is not aware of the material nonpublic development involving the Company. If any Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in our securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

5.	Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within three (3) business days or make a new trading request. Notwithstanding that an Insider has received such clearance, the Insider shall not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has been closed or (iii) the Insider believes that they may have material nonpublic information.

6.	Post-Trade Reporting.

The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan or any other purchases, sales, gifts, donations or charitable contributions) by an Insider (or one of their Affiliated Persons) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. Such report shall include the date of the transaction, quantity of shares, the price and the name of any broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by providing (or having such Insider’s broker provide) a trade order confirmation to the Compliance Officer if such information is received by the Compliance Officer by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

D.	Exemptions

1.	Pre-Approved Rule 10b5-1 Plan.

Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of our trading windows, even when in possession of material nonpublic information.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

●	satisfy the requirements of Rule 10b5-1 in effect at such time;

●	be documented in writing;

●	be established during a trading window;

●	be entered into in good faith by the Insider, not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when such Insider does not possess material nonpublic information, and, if the Insider is a director or executive officer, such plan must include representations by the Insider certifying the foregoing;

●	must (a) specify the amount of securities to be sold, the price at which and the date on which the securities are to be sold, (b) include a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be sold, or (c) not permit the Insider to exercise any subsequent influence over how, when, or whether to effect transactions; provided, in addition, that any other person who, pursuant to such plan, arrangement or instruction, exercises such influence must not have been aware of material nonpublic information when doing so;

●	provide that no transactions may occur thereunder until the expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B) (the “Cooling-Off Period”)1 (and no transactions thereunder occur until after that time);

●	be the only outstanding plan, arrangement or instruction entered into by the Insider (subject to the limited exceptions in Rule 10b5-1(c)(ii)(D)); and

1	The appropriate Cooling-Off Period varies based on the status of the Insider. For directors and executive officers, the cooling-off period ends on the later of (x) 90 days after adoption or modification of the plan or (y) two business days following disclosure of the Company’s financial results in a Form 10-K or Form 10-Q for the completed fiscal quarter in which the plan was adopted (not to exceed 120 days). For all other Insiders, the Cooling-Off Period ends 30 days after adoption or modification of the plan. The Cooling-Off Period will apply to the entry into a new plan and any revision or modification of a plan, including changes to the pricing, amount of securities, or timing of transactions, but not for purely ministerial changes such as changes in account information or adjustment for stock splits.

●	be pre-approved by the Compliance Officer.

Prior to approving any 10b5-1 Plan, the Compliance Officer may require that the plan exclude or include certain additional provisions (e.g., longer cooling off periods, minimum number of trades requirement, specified term) to ensure compliance with SEC regulations, best practices or otherwise as the Compliance Officer deems to be in the best interests of the Company. Alternatively, the Compliance Officer may refuse to approve a 10b5-1 Plan that does not meet applicable legal requirements or satisfy best practices. Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above. The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as they deem appropriate including, without limitation, if they determine that such plan does not satisfy the requirements of Rule 10b5-1.

Any modification or termination of an Insider’s existing Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. The Compliance Officer shall require as a condition to such approval that the modification or termination occur during a trading window and be entered into in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, while such Insider is not aware of material nonpublic information. In addition to the foregoing, any modifications of a Rule 10b5-1 Plan (including any changes to the pricing, amount of securities, or timing of transactions, but not for purely ministerial changes such as changes in account information or adjustment for stock splits) will be subject to the applicable Cooling-Off Period prior to any transaction occurring under the Rule 10b5-1 Plan as modified.

2.	Employee Equity and Retirement Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

E.	Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Board of Directors.

PART III. ACKNOWLEDGEMENT

We will deliver a copy of this Insider Trading Policy to all current employees and directors and to future employees and directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be completed and submitted to the Company within ten (10) days of receipt.

Upon our request, directors and employees and consultants will be required to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) to the Compliance Officer.

*   *   *

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED: February, 2025

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to Flag Ship Acquisition Corporation’s Insider Trading Policy, I hereby notify Flag Ship Acquisition Corporation (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: ____________________________
INTENT TO PURCHASE Number of shares:___________________________
Intended trade date:__________________________
Means of acquiring shares:	☐ Acquisition through employee benefit plan (please specify):

☐ Purchase through a broker on the open market
☐ Other (please specify):

INTENT TO SELL OR TRANSFER
Number of shares:___________________________
Intended trade date:__________________________
Means of selling shares:	☐ Sale through employee benefit plan (please specify):

☐ Sale through a broker on the open market
☐ Gift, Donation or Charitable Contribution
☐ Other (please specify):

SECTION 16	RULE 144 (Not applicable if transaction requested involves (i) a purchase, or (ii) a sale pursuant to an effective registration statement)

☐    I am not subject to Section 16.

☐   To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

☐    I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).

☐    To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

CERTIFICATION

I hereby certify that I: (1) am not in possession of any material nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy, (2) am not purchasing any securities of the Company on margin in contravention of the Company’s trading procedures, and (3) have executed the Acknowledgement of the Company’s Insider Trading Policy. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL
Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

A-1

EXHIBIT B

ACKNOWLEDGEMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Flag Ship Acquisition Corporation (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

This acknowledgement will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Date:	Signature:

Name:

Title:

B-1